EXHIBIT 10.25
WELLTOWER OP LLC
TEN YEAR EXECUTIVE CONTINUITY AND ALIGNMENT PROGRAM
1.Purpose. This Welltower OP LLC Ten Year Executive Continuity and Alignment Program, as it may be amended from time to time (the “Plan”) is adopted by Welltower OP LLC (the “Company”), a subsidiary of Welltower, Inc., a Delaware corporation, and constitutes an “Equity Incentive Plan” as defined in that that certain Limited Liability Company Agreement of the Company (the “LLC Agreement”). The Parent Board (as defined below) and Compensation Committee of the Parent Board have determined that it is in the best interests of the Parent Member (as defined below) and its shareholders to establish an executive compensation incentive program applicable to the Participants (as defined below) in order to (i) encourage leadership continuity by retaining an executive team that has driven exceptional growth and investor confidence through their (a) capital allocation acumen, (b) creation of a data science platform, (c) focus on operations and asset management, (d) balance sheet management and (e) development of top-tier talent throughout the organization, (ii) closely align the executive team’s long-term interests with the Company’s shareholders, (iii) incentivize continued  transformation and expansion for the Company to drive industry-leading returns to the Company’s shareholders, and (iv) further the long-term interests of the Company by aligning the realization of meaningful value in respect of awards granted pursuant to the Program to the Company’s achievements of sustained growth and high performance levels, and in connection therewith have adopted the Plan.
2.Definitions. In addition to capitalized terms set forth in the LLC Agreement, the following terms used herein shall have the following meanings:
“Administrator” means the Compensation Committee of the Parent Board (or other committee of the Parent Board performing similar functions), consisting of no fewer than three directors, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act and (b) an “independent director” for purposes of the rules and regulations of the Primary Exchange.
“Award” means a grant of LTIP Units to a Participant hereunder.
“Award Notice” means the award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Equity Plan” means the Welltower Inc. 2022 Long-Term Incentive Plan, as amended or restated from time to time, or any shareholder-approved successor plan thereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Parent Board” means the Board of Directors of the Parent Member.
“Parent Member” means Welltower, Inc., a Delaware corporation, as in existence at the time of the creation of the Company, and as the context may require, such corporation’s predecessor with the same name and state of domicile as in existence at such earlier relevant time.
“Participant” means an executive officer (as such term is defined under Rule 3b-7 of the Exchange Act) of the Parent Member or any Subsidiary of the Parent Member in each case, solely to the extent selected by the Administrator to participate in the Plan.
3.Administration
(a)The Plan shall be administered by the Administrator. The Administrator shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of Class A Common Units issuable to any Participant), provided such determinations are not made in bad faith and are not inconsistent with the terms, purpose and intent of the Plan. The Administrator may not delegate its authority to administer the Plan. In particular, but without limitation and subject to the foregoing, the Administrator shall have the authority:
(i)to select Participants under the Plan in its sole discretion;
(ii)to grant Awards to Participants, as provided for in the Plan;

(iii)to prescribe such limitations, restrictions and conditions upon any such Awards as the Administrator shall deem appropriate;
(iv)to determine the terms and conditions, consistent with the terms of the Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(v)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(vi)to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)Subject to the terms hereof, all decisions made by the Administrator not made in bad faith pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company, the Parent Member and the Participants. No member of the Administrator shall be personally liable for any action, determination, or interpretation taken or made not in bad faith with respect to the Plan, and all members of the Administrator shall, to the fullest extent not prohibited by law, be fully indemnified and protected by the Parent Member and the Company in respect of any such action, determination or interpretation.
4.LTIP Units Subject to Plan; Conversion of Awards. Subject to Section 9 hereof, the maximum number of LTIP Units that the Company may issue under the Plan is 14,296,732 LTIP Units. The maximum number of LTIP Units that the Company may issue under the Plan that are Vested LTIP Units under the LLC Agreement as of the grant date of such LTIP Units is 4,084,781 LTIP Units.
5.Determination of Awards. Each Participant’s Award Notice shall specify, as applicable, the number of LTIP Units and any applicable vesting or other restrictions on the Participant’s right to retain the LTIP Units subject to such Award Notice (including, with respect to any LTIP Units subject to performance conditions, target and maximum payout multiples).
6.Change in Corporate Control. If a Change in Corporate Control occurs, then each Award shall be treated in accordance with the terms set forth in the applicable Award Notice. For purposes of this Plan, “Change in Corporate Control” shall have the meaning set forth in Section 11.1(a), Section 11.1(c) and Section 11.1(d) of the Equity Plan. In addition, if necessary in order to avoid the imposition of additional taxes or penalties pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).
7.Termination of Participant’s Employment. If a Participant’s employment with Parent Member and its Subsidiaries terminates, then each Award shall be treated in accordance with the terms set forth in the applicable Award Notice.
8.Conversion of Awards. Each Award of LTIP Units shall be convertible into Class A Common Units in accordance with Section 7 of Exhibit F of the LLC Agreement.
9.Adjustments. If an Adjustment Event occurs, each Award of LTIP Units shall be treated in accordance with Section 4 of Exhibit F of the LLC Agreement.
10.Non-Transferability of Awards. Each Award shall be subject to the transfer restrictions set forth in Article XI of the LLC Agreement and in the applicable Award Notice; provided, however, that the pledging of any Shares of the Parent Member ultimately received in respect of any Award shall be permitted in accordance with the Parent Member’s share pledging policy as applicable to executive officers as in effect from time to time, and to the extent otherwise permitted by applicable law.
11.Miscellaneous.
(a)Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards in any material respect.
(b)No Contract for Continuing Services. The Plan shall not be construed as creating any contract for continued services between the Parent Member or any of its Subsidiaries and any Participant, and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Parent Member or any of its Subsidiaries or to receive any future awards or benefits under the Plan or Equity Plan.
(c)Governing Law. The Plan and each Award Notice awarded under the Plan shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(d)Arbitration. Except as otherwise set forth in an Award Notice, all claims, disputes, questions, or controversies arising out of or relating to the Plan, shall be resolved exclusively in final and binding arbitration in Wilmington, Delaware or another location mutually agreed in writing between the parties, before one arbitrator. The arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to its then-current Employment Arbitration Rules and Procedures (the “JAMS Rules”), or successor rules then in effect, provided, however, that if JAMS does not then conduct arbitration proceedings, Participant and the Company shall mutually agree in writing on a similarly reputable arbitration administrator. Participant and the Company shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators; provided, however, that if Participant and the Company are unable to select a mutually acceptable, neutral arbitrator, the arbitrator shall be selected pursuant to the JAMS Rules. Except as provided by the Plan, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware or federal law, if Delaware law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render a written award and supporting opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company shall pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorneys’ fees and costs to the prevailing party, except as prohibited by law. If the Company is the prevailing party, the arbitration may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards thereunder, shall remain confidential.
(e)Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(f)Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of the Plan, the text shall control.
(g)Effect on Other Plans. Nothing in the Plan shall be construed to limit the rights of Participants under the benefit plans, programs or policies of any member of the Company Group in which the Participant may receive or be eligible to receive any payments or other benefits.
(h)Clawback Policy. All Awards granted under the Plan shall be subject to forfeiture (as determined by the Administrator) in accordance with the terms of the Parent Member’s clawback or recoupment policy (as in effect from time to time), including but not limited to the Company’s Clawback Policy regarding the Recovery of Incentive-Based Compensation from Executive Officers in Event of Accounting Restatement, as the same may be amended or restated from time to time.
(i)Notices. Any notice provided for under the Plan shall be in writing and may be delivered in person, by electronic mail, or sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company: Welltower Inc., 4500 Dorr Street, Toledo, OH 43615 Attention: Legal Department
If to a Participant, at the address on file with the Company’s Human Resources Department.
The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given. Any Participant may change the address at which notice shall be given by notifying the Company in the manner set forth in this Section 11(i). The Company may change the address at which notice shall be given by notifying each Participant in the manner set forth in this Section 11(i).

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